Exhibit 99.1


NELNET     121 South 13th Street, Suite 400   p 402-458-2370    www.nelnet.net
           Lincoln, NE  68508                 f 402-458-2344    NELNET CORPORATE
                                                                SERVICES, INC.




Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

Nelnet announces acquisition of EDULINX Canada Corporation from CIBC

LINCOLN, NE - Nelnet, Inc. (NYSE: NNI) today announced it has entered into an agreement to acquire EDULINX Canada Corporation from CIBC for an undisclosed price. The transaction is expected to close on or about November 30, 2004, subject to normal regulatory approval and closing conditions. EDULINX will remain a Canadian company and will complement Nelnet's current U.S. servicing operations.

EDULINX Canada Corporation is the leading student loan servicer in Canada and is a wholly-owned subsidiary of CIBC. The company services approximately one million student loans totaling approximately $7 billion. EDULINX works closely with federal and provincial governments, educational and financial institutions, and individual borrowers to provide a full suite of loan administration and portfolio management services. The company was originally established in 1999. CIBC became the sole owner of EDULINX in January 2002.

"We look forward to supporting EDULINX's continued growth as the leading Canadian-based and Canadian-focused student loan service provider," said Steve Butterfield, Nelnet Vice Chairman and Co-CEO. "Nelnet has always pointed to customer focus and high quality standards as key drivers for our strong servicing record and our continued success in reducing student loan default rates. We believe EDULINX has demonstrated that same commitment to quality."

Rob Cummings, Senior Vice-President of Retail and Small Business Lending, CIBC, noted that CIBC will remain a client of EDULINX and an active participant in the Canadian student loan market.

"Nelnet brings many years of top-quality client service and student loan processing experience, combined with leading edge technology, to this business," said Cummings. "This will ensure a continued high level of service for the federal and provincial governments, schools, financial institutions, including CIBC, and the approximately one million student borrowers that EDULINX currently serves." Cummings added, "It is far better to have an expert in student loan servicing operate this business moving forward. We believe the combination of EDULINX and Nelnet represents a powerful team to administer the CIBC portfolio in the years ahead. It will ensure the service for our student loan borrowers remains at the highest possible standards."

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About Nelnet
------------
Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $13 billion in total assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service nearly $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating

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financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Additional information is available at www.nelnet.net.

About CIBC
----------
CIBC is a leading North American financial institution with more than nine million personal banking and business customers. CIBC offers a full range of products and services through its comprehensive electronic banking network and at branches and offices across Canada, the United States and around the world. You can find other news releases and information about CIBC in our Press Centre on our corporate website at www.cibc.com.

About EDULINX
-------------
EDULINX is the country's leading student loan service provider, offering portfolio administration services to the federal and provincial government sponsored student loans industry. EDLULINX currently employs approximately 600 people servicing approximately one million student loans totaling approximately $7 billion. The company is based in Mississauga, Ontario and additional information is available at www.EDULINX.ca.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.